EFFECTIVE AUGUST 23RD, 2004	OMB APPROVAL
UNITED STATES	OMB Number: 3235-0060
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 7, 2004

AFTERMARKET TECHNOLOGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Oak Hill Center, Suite 400, Westmont, IL		60559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (630) 455-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant  under any of the following provisions (see General Instruction A.2. below):

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 7, 2004, in connection with General Motors’ decision to resource its remanufactured transmission program from Aftermarket Technology Corp.’s CRS-Gastonia, North Carolina facility by the end of 2004 and Aftermarket Technology Corp.’s ongoing initiatives to improve capacity utilization, Aftermarket Technology Corp. concluded that it expects to close the CRS-Gastonia facility as soon as practicable.  Aftermarket Technology Corp. expects to complete the closure of the CRS-Gastonia facility by the end of the year.  The closure of the CRS-Gastonia facility is expected to result in approximately $4 million of one-time exit costs ($2.6 million, net of tax, or $0.12 per diluted share), primarily in 2004.  Of the exit costs, Aftermarket Technology Corp. currently estimates that approximately $2 million will consist of retention, termination and other employee benefits costs and approximately $2 million will consist of lease termination and other facility shut-down costs.

Item 2.06 Material Impairments.

On September 7, 2004, in connection with General Motors’ decision to resource its remanufactured transmission program from Aftermarket Technology Corp.’s CRS-Gastonia, North Carolina facility by the end of 2004, Aftermarket Technology Corp. concluded that it expects to record a pre-tax, non-cash charge of $26-$31 million ($16-$20 million, net of tax, or $0.76-$0.92 per diluted share) in the third quarter of 2004 related to the impairment of goodwill and other long-lived assets.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date	September 9, 2004	AFTERMARKET TECHNOLOGY CORP.

/s/ Joseph Salamunovich
Joseph Salamunovich Vice President